Filed Pursuant to Rule 433

Registration Nos. 333-129157 and 333-129157-01

April 6, 2006

Allstate Life Global Funding Trust 2006-2

Senior Extendible Securities

13 Month Initial Maturity – 5 Year Final Maturity

Summary Term Sheet

Issuer:	Allstate Life Global Funding Trust 2006-2

Issue Size:	$750,000,000

Credit Ratings:	Aa2/AA/AA (Stable/Negative/Stable); A-1+/P-1

Base Documentation:	Registered

Underwriters:	Morgan Stanley (Billing & Delivering)
Banc of America Securities
Merrill Lynch

Counsels:	LeBoeuf, Lamb, Greene & MacRae LLP (Issuer)
Sidley Austin LLP (Underwriters)

Trade Date:	April 6, 2006

Settlement Date:	April 12, 2006 (T+4)

Initial Maturity Date:	May 4, 2007 (393 calendar days from Trade Date)

Final Maturity Date:	May 4, 2011

Coupon:

1-month LIBOR plus or minus a spread (as described below) reset and payable monthly (as described below) on an Act/360 day count basis subject to adjustment in accordance with the Modified Following Adjusted Business Day convention. The first coupon will be based on an interpolated LIBOR rate.

Dates	Coupon

Year 1: April 12, 2006 to but excluding May 4, 2007

Year 2: May 4, 2007 to but excluding May 4, 2008

Year 3: May 4, 2008 to but excluding May 4, 2009

Year 4: May 4, 2009 to but excluding May 4, 2010

Year 5: May4, 2010 to but excluding May 4, 2011

1M LIBOR - 2 bps 1M LIBOR + 0 bps 1M LIBOR + 2 bps 1M LIBOR + 3 bps 1M LIBOR + 3 bps

Interest Payment Dates:

The 4th of each month, commencing on May 4, 2006 subject to adjustment in accordance with the Modified Following Business Day convention, provided that if any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day, except that, if such Business Day is in the succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. However, this convention will not extend beyond any Final Maturity Date. The final Interest Payment Date for the Senior Extendible Securities, or any portion of the Senior Extendible Securities maturing prior to the Final Maturity Date, will be the relevant maturity date and interest for the final Interest Accrual Period will accrue from and including the Interest Payment Date immediately preceding such maturity date to but excluding the relevant maturity date.

Extension Option:

Beginning on May 4, 2006 (with up to 5 business days notice) and monthly thereafter (an Election Date) an Investor will have the right to extend the Maturity Date to the date occurring 366 calendar days from and including the 4th calendar day of the next succeeding month following each such monthly Election Date, up to the Final Maturity Date. Therefore, each subsequent Maturity Date will occur every month and will be subject to adjustment in accordance with the Preceding Business Day convention.

Extension Notice Period:

From the 5th business day prior to each Election Date, until noon, NYC time, on the Election Date. If the Election Date is not a business day, the Notice Period will be extended until noon, NYC time, on the first business day following the Election Date. Each election will be revocable during each day of the Notice Period until noon, NYC time, on the last business day of the Notice Period relating to the applicable Election Date, at which time such notice will become irrevocable.

Contingent Redemption:

If an investor elects not to extend, the issuer may call that portion of the note, in whole or in part, in increments of $1,000, with not more than 20, nor less than 15 days notice at a redemption price equal to 100% of the principal amount together with accrued and unpaid interest to the applicable contingent redemption date.

Business Day Convention:	Interest Rate Determination Date: London Payment / Reset Date: New York & London

Economics:	Morgan Stanley: 33.4% Banc of America Securities: 33.3% Merrill Lynch: 33.3%

Issue Price:	100%

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Settlement & Form of Note:	Book-entry DTC

Allstate Life Insurance Company (“Allstate Life”) and Allstate Life Global Funding (“Global Funding”) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Allstate Life and Global Funding have filed with the SEC for more complete information about Allstate Life, Global Funding and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Allstate Life, Global Funding, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Banc of America Securities LLC toll free at 1-800-244-1322 or Merrill Lynch, Pierce, Fenner & Smith toll free at 1-866-500-5408.